Exhibit 99.1

PORTIONS OF THE TRANSCRIPT HAVE BEEN EDITED TO CORRECT MINOR ERRORS (I.E., “UMS” OR REPEATED WORDS).

LBI MEDIA, INC.

Moderator: Lenard Liberman

May 14, 2009

4:00 pm ET

Operator: Good day everyone and welcome to today’s LBI Media First Quarter 2009 Results conference call. As a reminder, today’s conference is being recorded.

At this time, it is my pleasure to turn today’s conference over to Mr. Lenard Liberman, Executive Vice President. Please go ahead, sir.

Lenard Liberman: Thank you, operator. Good afternoon everybody and welcome to LBI Media’s 2009 First Quarter earnings call.

Joining me today are Winter Horton, our Corporate Vice President, and Wisdom Lu, our Chief Financial Officer.

During this call, I’ll provide an overview of our financial and operating progress since our last earnings report. Winter will provide comments on the performance of our radio stations, and I’ll provide comments on our television stations and an update on our EstrellaTV network, and then Wisdom will walk through our financial results. After our – after our formal remarks, we will open the call for questions.

Wisdom?

Wisdom Lu: Thank you, Lenard. Before we begin, I would like to remind you that this conference call may contain forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Statements made during this conference call that address results or developments that will occur or may occur at LBI Media in the future are forward-looking statements. These statements regarding future plans, events, financial results and prospects of performance at LBI Media are predictions that involve risks and uncertainties, and actual results may vary materially. I refer you to the press release that was issued earlier today for important factors that you should consider when evaluating this information. The forward-looking statements made during this call speak only as of the date hereof, and the company undertakes no obligations to update such statements to reflect future events or circumstances.

This conference call also contains a non-GAAP financial term within the meaning of Regulation G as adopted by the Securities and Exchange Commission. This term is adjusted EBITDA, which we define as net income or loss plus income tax benefit or expense, net interest expense, interest rate swap income or expense, impairment of broadcast licenses, depreciation and amortization, stock-based compensation expense and other non-cash gains and losses. However, for the purposes of this call, we will refer to what we entitle adjusted EBITDA as simply EBITDA. In conformity with Regulation G, we’ve provided a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure, net cash flows used in operating activities, prepared in accordance with U.S. generally accepted accounting principles in our press release. This reconciliation is also provided in our 10-Q, which will be posted on our website tomorrow.

Let me return the call to Lenard, who will discuss our performance for the first quarter.

Lenard Liberman: Thank you, Wisdom.

During the first quarter, we continued to execute our strategic plan in the face of a difficult business environment. Due to the national recession, the advertising market remained under considerable pressure during the quarter in both the radio and TV broadcasting industries. Despite near-term pressure on our ad sales, we believe we are taking the right steps to position the company for growth once economic recovery begins to take hold. At the same time, we are carefully managing our costs, as our first quarter results demonstrate.

Overall, we remain committed to implementing our strategic plan for creating value and strengthening our competitive position. Key components of this plan are expanding the EstrellaTV network station group into the nation’s largest and fastest growing Hispanic markets through both acquisitions and affiliations, strengthening our internally created and produced radio and television programming content, increasing audience shares of both our TV and radio properties, and monetizing increased ratings through our highly trained local sales staffs and our wholly-owned national sales organization.

During the first quarter, our overall net revenues decreased 17%. Our radio segment posted a revenue decline of 11%, while the revenues at our TV segment declined by 24%. Our radio results substantially outperformed competitors in the markets within which we operate, and much of the weakness in radio that we experienced resulted from a challenging economy in Southern California.

Our TV segment results were largely in line with the industry and arguably superior to our competitors since we did not experience any benefit from retransmission revenues. Television results continued to be hurt by a weakened infomercial environment and also reflect a weak economy in California, partially offset by increased ad growth at our Utah station.

Despite the impact of the economic slowdown, our content has performed very well, and we are delivering solid ratings. Our radio and television properties are increasingly popular among Hispanic audiences in our markets, and our programming will allow us to successfully expand across the country. This should drive revenue growth over time.

Now I’d like to turn the call over to Winter, who will review the performance of our radio segment, and then I’ll follow up with some comments about our television business and the upcoming launch of EstrellaTV. Winter?

Winter Horton: Thank you, Lenard.

We continue to be very pleased with the performance of our radio division. Our results in the first quarter during very challenging economic times is a testament to our popular content and the aggressive efforts of our sales teams to monetize our strong ratings. Some of the categories where we experienced particular strength in radio advertising during the quarter, included cable and satellite companies, legal services, night clubs and gambling and casino accounts.

In Los Angeles, our leading FM format, Que Buena, remains the number one rated Hispanic radio station Monday through Sunday, 6 am to midnight in the March book among 18 to 34-year-old Hispanic Adults. Our morning show personality, Don Cheto, continues to beat Univision’s marquee morning show DJ, Piolin, for the number one rank in the market.

As we reported on our last call, Don Cheto represents an attractive syndication opportunity for LBI, and we continue to have discussions with radio stations throughout the United States to carry this morning show. Not only is the Don Cheto radio show rated number one in the Los

Angeles market, but it is number one in Dallas and San Bernardino/Riverside, as well. In April, we began airing the Don Cheto show on Santa Rosa’s KXTS. KXTS is the first of what we believe will be many affiliates of this hugely popular morning show. In addition to KXTS, we will also begin airing the Don Cheto morning show on KSTN in Stockton on May 25 and KXEA in Salinas-Monterey on June 1. The 6-hour daily live program, hosted by Juan Razo continues to attract a loyal and growing audience with its humor and charismatic approach that has a universal appeal across generations and demographics. Don Cheto is an example of our approach to creating unique, originally produced content for Hispanic audiences and is unlike anything else available in the industry.

KHJ, our full-market AM radio station in Los Angeles, is the number one Hispanic AM station among Hispanic Persons 18 to 49, and we continue to benefit from our strategic alliance with the Los Angeles Dodgers. In Riverside/San Bernardino, KRQB-FM remains the number one station in the Inland Empire among all stations in the Male 18-34 demographic and the number one Spanish station among Hispanic Persons 18-34.

Our Texas stations continue to form – continue to perform very well, as they benefit from the move to a PPM ratings system by Arbitron, which has resulted in improved market rank for our stations. In Dallas, our Raza format on KNOR-FM is now the number one Spanish programming all day among 18 to 34 year-old men. Similarly, our La Raza format is ranked in the top two stations in Houston in virtually every demographic and daypart. We recently changed formats on our KZZA-FM signal from urban Latino to Spanish oldies in Dallas. This station is now called LaBonita, and we expect to see ratings growth with the new format.

Now I’d like to turn the call back to Lenard to discuss our television performance.

Lenard Liberman: Thank you, Winter.

Despite the revenue declines in our television stations in the quarter, we remain very encouraged by the ratings success we have achieved in each of our markets, as well as our progress in signing affiliates as we prepare to formally launch the EstrellaTV network in August 2009. KRCA-TV in Los Angeles continues to rank a strong number two in prime time across almost all Hispanic demographics.

We are also experiencing ratings successes at our television stations in Dallas and Houston. Recently, we received approval from the FCC to construct a digital broadcast facility for KVPA-TV in Phoenix. We expect to begin construction of that station, and should be on the air in time for the launch of EstrellaTV this August.

In New York City, we expect to close on our purchase of television station WASA in the second half of the year, following customary closing conditions and approval from the FCC. This will be our seventh owned and operated television station. We believe that our programming will resonate with New York Hispanics, and the EstrellaTV network will provide an alternative – an attractive alternative to existing television stations.

Since our last call, we have continued to aggressively pursue the signing of additional affiliates to EstrellaTV in the nation’s largest Hispanic markets. We remain confident that we will launch EstrellaTV this coming August with coverage in approximately 70% of the nation’s Hispanic television households.

In April, we entered into an affiliation agreement with Sunbeam Television for WSVN, a Fox-affiliated television station licensed to serve the Miami-Fort Lauderdale market, the third largest Hispanic market in the U.S. WSVN-TV will broadcast EstrellaTV on the station’s digital multi-cast channel 7.2. With the WSVN partnership in place, LBI has solidified EstrellaTV’s presence in the top Hispanic markets in the country.

Furthermore, as we just announced today, an affiliation agreement was signed with Titan Broadcasting to make its KTNC-TV, Channel 42 in San Francisco-Oakland-San Jose and Sacramento-Stockton-Modesto, the primary channel affiliate of EstrellaTV, with cable and satellite carriage. The addition of the San Francisco and Sacramento DMAs, the nation’s ninth and eleventh largest Hispanic television markets, adds key coverage to the EstrellaTV network and further solidifies our position in California.

We continue to make significant strides in expanding EstrellaTV into the top Hispanic markets in the country, and by securing a leading position on a primary channel speaks to the strengths of the EstrellaTV network and its programming. The addition of the Miami-Fort Lauderdale, San Francisco-Oakland-San Jose and Sacramento-Stockton-Modesto affiliates combined with our current owned and operated stations and affiliates, including WASA in New York, will bring our total distribution footprint to over 50% of U.S. Hispanic television households. We are currently in talks with multiple station owners, and we expect to announce additional affiliation agreements shortly.

Certainly, our ratings success, as reflected in Nielsen across our various owned and operated markets, differentiates us from other networks attempting to target the Hispanic market. In addition, we’re providing our affiliate partners with the full backing of LBI Media’s wholly-owned national sales organization, Spanish Media Rep Team. We provide a service no one else can offer. With offices throughout the U.S. and dedicated, seasoned professionals focused on selling television spot advertising exclusively for EstrellaTV affiliates, SMRT has a strong record of success in the 15 years since its launch.

As we build – as we build out our EstrellaTV network, we believe we will be in a position to fully leverage our evergreen content, providing us with access to the large pool of network advertising dollars in Spanish television that we have never had access to. Looking ahead, the environment remains challenging given the prolonged recession, and we are hopeful that we are nearing a bottom. We remain committed to executing our strategy and investing in our content with a goal of further strengthening our strategic position and increasing our market share. We believe we are very well positioned to benefit as the economy begins to recover.

Now I’m going to turn the call over to Wisdom, who’s going to discuss in more detail our first quarter financial performance.

Wisdom Lu: Thank you, Lenard.

For the first quarter of 2009, net revenues decreased by 17.4% to $21.8 million as compared to $26.4 million for the same period in 2008. This decrease was part – primarily attributable to lower advertising revenues in both our television and radio segments as a result of the continued impact of the difficult U.S. economy, lower radio advertising revenue in our Los Angeles market, and lower television advertising revenue in our California and Texas markets. These decreases were partially offset by increased television advertising in our Utah market.

Total operating expenses increased by $50.3 million, or 254.7%, to $70 million for the three months ended March 31, 2009 as compared to $19.7 million for the same period in 2008. This increase was primarily the result of a $51.5 million increase in broadcast license impairment charges. Excluding the impact of the impairment charge, total operating expenses decreased by $1.2 million, or 6.1%, to $18.5 million for the three months ended March 31, 2009 from $19.7 million for the same period in 2008. This decrease was primarily the result of a $1.2 million decline in programming and technical expenses, resulting from an increase in our estimate of the period over which our internally produced programs contribute to our revenues.

Prior to January 1, 2009, television production costs were charged to operating expenses as incurred based on our estimate that the useful lives of these programs did not exceed one year. Beginning January 1, 2009, we determined that certain of our television programs had demonstrated the ability to generate gross revenues beyond the current period, and therefore television production costs for these shows are charged to operating expense based on the ratio of the current period’s gross revenues to estimated remaining total gross revenues from all sources on an individual program basis.

If we had not made this change and continued to expense television production costs for all of our programs as incurred, our program and technical expenses would have been approximately $2.3 million higher during the three months ended March 31, 2009. The benefit realized from deferring the period over which television production costs are expensed was partially offset by an increase in music license and ratings service fees.

Adjusted EBITDA decreased by $3.4 million, or 37%, to $5.8 million for the three months ended March 31, 2009 as compared to $9.2 million for the same period in 2008. This change was primarily the result of a decrease in net revenues of $4.6 million, partially offset by the decrease in the program and technical expenses, as previously discussed.

We reported a net loss of $37.4 million for the three months ended March 31, 2009 as compared to a net loss of $5.9 million for the same period in 2008, an increase in net loss of $31.5 million.

Turning to our balance sheet, we had approximately $0.3 million in cash as of March 31, 2009. Our total debt balance was approximately $377.4 million, which included $117 million in term loan debt and $34.7 million outstanding on our revolver. Since March 31, we have borrowed an additional $2.2 million.

This will conclude our formal remarks, and at this time, I’d like to open up the floor to any questions. Operator?

Operator: Thank you so much. At this time if you would like to ask a question, you may do so now by pressing the star key followed by the digit 1 on your touchtone telephone. If you are using a speakerphone, please pick up your handset or depress your mute function to allow your signal to reach our equipment. Once again, that is star 1.

And we will take our first question from Bishop Cheen with Wachovia Wells Fargo.

Davis Hebert: Hi. Good afternoon. This is Davis Hebert filling in for Bishop. Just a few questions, if I may. First of all, can you give us any detail on how Q2 is pacing on both radio and TV?

Lenard Liberman: Yes, we don’t really give guidance on existing or upcoming quarters.

Davis Hebert: OK. And is there any acquisition contribution in any of these numbers, or is it all the same station?

Lenard Liberman: All organic, all the same station.

Davis Hebert: OK, thank you. And could you give us a – any leverage figures? I know that is something that you guys have provided in past quarters.

Lenard Liberman: Wisdom?

Wisdom Lu: Yes, happy to do that. Senior leverage ratio is about 3.3, and the total leverage ratio is about 8.3.

Davis Hebert: Eight point three total?

Wisdom Lu: Yes.

Davis Hebert: OK. And you guys – you guys don’t have a covenant until September, correct, and that’s only on senior secured?

Wisdom Lu: That’s correct.

Davis Hebert: OK.

Wisdom Lu: It’s June 30, actually.

Davis Hebert: June 30, OK. Thank you. And last question; how much money do you guys have committed to acquisitions right now? I’m getting about $22.8 million net of $2 million escrow. Am I – am I in the ballpark?

Wisdom Lu: What do you mean by committed to acquisitions?

Davis Hebert: Oh, it’s acquisitions that haven’t closed yet that are, I guess, agreed upon. I mean I was using your last 10-K filing to get that number.

Wisdom Lu: Oh, I see. Lenard, do you want to give them an update on the KDES transaction?

Lenard Liberman: There’s really nothing to talk about there. We’re still pending FCC approval, and I think that that’ll have to wait until that FCC approval comes. So it remains to be seen if it’ll be approved in time for us to close in November.

Davis Hebert: OK. That’s all I have. Thank you.

Operator: And we’ll move to our next question from Todd Morgan with Oppenheimer.

Todd Morgan: Thank you. Good afternoon. I think you were planning to move the transmitter for the WASA station that you’re planning to purchase. If – assuming that that transaction’s closing, you said in the second half of this year, is that – I mean can you talk about when that station might be on the air with the new transmitter location, and then is there any significant cost involved in relocating that transmitter?

Lenard Liberman: Yes, it’ll be built out at 4 Times Square. It’s hard to know when the station will be ready for closing because it’s also a station that’s been – somebody’s filed against it, so there’s a filing at the FCC, which will delay the closing. After we close, it’ll probably take between 60 and 90 days to get the station on the air, and you can figure it’ll cost in the neighborhood of a half-a-million dollars to build it out.

Todd Morgan: Really? OK. Secondly, is, you talked about the Estrella network launch later on this year, as well. What are some of the key steps that need to occur between now and the launch date? Obviously, you’re – I’m assuming you’re trying to sign up additional …

Lenard Liberman: Yes …

Todd Morgan: … other steps than that?

Lenard Liberman: … yes, just sign up additional affiliates and build out master control for the network and obtain satellite time, which we have a contract for already. So I don’t know, Winter, if there’s anything else you can think of.

Winter Horton: No, I think that’s – those are kind of the main factors.

Todd Morgan: Great. That’s what I was looking for then. Thanks.

Operator: And currently with one question left in the queue, I would like to remind everyone once again that is star 1 to ask a question. We’ll now go to Jared Golub with Marblegate.

Jared Golub: Hi, everyone. Thanks for taking my call. Two quick questions; can you guys just walk through this – the accounting change a little bit better? If I’m reading it right, I mean we need to subtract $2.3 million from Q1 reported EBITDA to have a good year-over-year comp?

Wisdom Lu: Yes, that’s correct. So the change in accounting, previously, prior to January 2009, we had expensed all production costs as incurred without any thought of matching the accounting principle of matching your revenues with your expenses. Since we have better experience and now some history with how our programming actually – the show programs actually play and the revenues associated with those, we’ve been able to make some better estimates of how the expenses actually are related to the revenues that we earn from those programs.

So to do a true apples-to-apples comparison, the benefit to the quarter was $2.3 million from the change in the accounting, so to do the true apples-to-apples, you would add that $2.3 to the Q1 programming and technical expenses.

Jared Golub: But is that like a run rate add back, or is that you know a – is that larger than it might be normally with the year-over-year until you have a full four quarters of new accounting? Is there like a catch-up involved in that, or is that literally just the Q1 impact and we should expect something like that to happen going forward?

Wisdom Lu: That’s the Q1 impact. The Q1 impact, in fact, my sense is that that will be larger than the rest of the quarters in the year. As you alluded to there would be a catch-up.

Jared Golub: OK, second question; anything you guys have seen in terms of weakness related to Manny Ramirez in regards to your Dodgers partnership? Any cancellations or anything negative we should look forward in that?

Lenard Liberman: No.

Jared Golub: Thank you.

Operator: And currently, with no other questions in the queue, I would like to provide a final reminder to everyone that that is star 1 and we’ll pause for just a moment for any final signals.

And with that, Mr. Liberman, it appears there are no further questions.

Lenard Liberman: OK, well, thank you, operator, and thank you everybody for calling in. Appreciate it. Bye-bye.

Wisdom Lu: Bye.

Operator: And once again, this does conclude today’s call. We thank you all for your participation, you may now disconnect.

END